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[Letterhead of Gray Cary Ware & Freidenrich LLP]
                                                                       EXHIBIT 5
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400 Hamilton Avenue, Palo Alto, CA 94301-1825
Phone 650-833-2000   Fax 650-327-3699   www.graycary.com


January 17, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

As legal counsel for Mattson Technology, Inc., a Delaware corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 3,277,915 shares of the Common Stock, $0.001 par value, of the Company which may be issued pursuant to the Mattson Technology, Inc. 1989 Stock Option Plan and the Mattson Technology, Inc. 1994 Employee Stock Purchase Plan (collectively the "Plans") and shares which may be issued pursuant to the exercise of options granted under the CFM Technologies, Inc. Amended and Restated 1992 Employee Stock Option Plan; Amended and Restated 1995 Incentive Plan; Amended and Restated Non-employee Directors' Stock Option Plan; and Non-Plan stock options and assumed by the Company (the "Assumed Options") pursuant to the Agreement and Plan of Merger between the Company and M2C Acquisition Corporation and CFM Technologies, Inc. dated as of June 27, 2000.

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

Based on such examination, we are of the opinion that the 3,277,915 shares of Common Stock which may be issued under the Plans and the Assumed Options are duly authorized shares of the Company's Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plans and the Assumed Options, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

Very truly yours,


GRAY CARY WARE & FREIDENRICH LLP

/s/ Gray Cary Ware & Freidenrich LLP
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